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                            Kelley Drye & Warren LLP
                                281 Tresser Blvd.
                           Stamford, Connecticut 06901



                                                    WRITER'S DIRECT LINE
                                                          (203) 351-8023

                                                         WRITER'S E-MAIL
                                              Jschifferli@kelleydrye.com



                                            October 30, 1998




3DX Technologies Inc.
12012 Wickchester, Suite 250
Houston, TX  77079

Dear Ladies and Gentlemen:

                  We have acted as Counsel to 3DX Technologies, Inc., a Delaware corporation (the "Company"), in connection with the proposed public offering of shares (the "Shares") of the Company's common stock, $.01 per share (the "Common Stock") as described in the Registration Statement on Form S-3, as amended, Registration No. 333-63119 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission') pursuant to the Securities Act of 1933, as amended (the "Act"), to which this opinion constitutes an exhibit.

                  We have examined the Company's Certificate of Incorporation and By-laws, each as amended to date; minutes of the Company's corporate proceedings through the date hereof, as made available to us by officers of the Company; the Stock Purchase Agreement dated as of November 3, 1993 between the Company and certain investors; the Series C Preferred Stock Purchase Agreement dated as of July 26, 1995 between the Company and certain investors; a Common Stock Subscription Agreement dated June 3, 1998 between the Company and certain investors; the Common Stock Purchase Agreement dated as of August 21, 1998 between the Company and Santa Fe Energy Resources, Inc., or as permitted transferees of persons who so acquired such Shares; an executed copy of the Registration Statement and all exhibits thereto in the form filed with the Commission, and such matters of law deemed necessary by us to deliver the opinions set forth herein. In the course of our examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to certain factual matters, we have relied upon information furnished to us by officers of the Company.

                  Based on the foregoing, and solely in reliance thereon, it is our opinion that the Shares have been duly authorized and fully paid and are non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus included therein under the caption "Legal Matters." In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                 Very truly yours,

                                                 KELLEY DRYE & WARREN LLP

                                                 By:/s/ Jay R. Schifferli
                                                      A Member of the Firm